Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)Registration Statement (Form S-8 No. 333-205176) pertaining to the Univar Inc. 2015 Omnibus Equity Incentive Plan, the Univar Inc. 2011 Stock Incentive Plan, and the Univar Inc. Employee Stock Purchase Plan,
2)Registration Statement (Form S-8 No. 333-217757) pertaining to the Univar Inc. 2017 Omnibus Equity Incentive Plan, and
3)Registration Statement (Form S-8 No. 333-238083) pertaining to the Univar Solutions Inc. 2020 Omnibus Incentive Plan;

of our reports dated February 22, 2023, with respect to the consolidated financial statements of Univar Solutions Inc. and the effectiveness of internal control over financial reporting of Univar Solutions Inc. included in this Annual Report (Form 10-K) of Univar Solutions Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Chicago, Illinois
February 22, 2023